[LETTERHEAD]

March 11, 2002

File No. 016092-0083

PETCO Animal Supplies, Inc.
9125 Rehco Road
San Diego, California 92121

Re:	Form S-8 Registration Statement; 7,620,992 Shares of Common Stock

Ladies and Gentlemen:

        In connection with the registration by PETCO Animal Supplies, Inc., a Delaware corporation (the "Company"), of 7,620,992 shares of common stock, par value $0.001 per share (the "Shares"), of the Company pursuant to the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc., as amended and restated as of October 2, 2000 (the "1994 Plan"), and the 2002 Incentive Award Plan of PETCO Animal Supplies, Inc. (the "Incentive Plan," and together with the 1994 Plan, the "Plans"), under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on March 11, 2002 (as amended from time to time, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

        In our capacity as the Company's counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

        Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized, and, upon the issuance of and payment for the Shares in accordance with the terms set forth in the Plans, the Shares will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ LATHAM & WATKINS